Land Court System               Regular System



After Recordation, Return By Mail X    Or Pickup _:

OSHIMA CHUN FONG & CHUNG
Suite 400
Davis Pacific Center
841 Bishop Street
Honolulu, Hawaii  96813

Type of Document:   First Mortgage, Security Agreement and Financing Statement

Parties To Document:     Mortgagee:
     CFSC CAPITAL CORP. XI, a Delaware corporation
                         Mortgagor:
     MAUI USA INC., a Nevada corporation

Tax Map Key For Property:  (2)4-3-001-070; (2)4-3-005-018 and -016


          FIRST MORTGAGE, SECURITY AGREEMENT AND FINANCING STATEMENT

          CFSC CAPITAL CORP. XI, a Delaware corporation, whose address is c/o Cargill, Incorporated, P.O. Box 5653, Minneapolis, Minnesota, 55440 (the "Mortgagee"), has agreed to make a loan to MAUI USA INC., a Nevada corporation, whose address is 505 Front Street, Suite 233, Lahaina, Maui, Hawaii 96761 (the "Mortgagor"), in the amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), to be evidenced by the Mortgagor's promissory note of even date herewith (the "Note").

          This Mortgage shall secure (a) the repayment of all indebtedness evidenced by the Note and (b) the observance and performance of all other terms, covenants, conditions and agreements on the part of the Mortgagor to be observed and performed under this Mortgage and under the Loan Agreement made by the Mortgagor and the Mortgagee and dated as of the date hereof (the "Loan Agreement") and on the part of the Mortgagor or others to be observed and performed under all other instruments and loan documents made by the Mortgagor or others to secure the Note or otherwise related to the loan (the "Loan") evidenced by the Note (said Loan Agreement and all other instruments and loan documents collectively, the "Loan Documents"), including, without limitation, the repayment of any future or additional advances or costs up to $2,000,000.00 (such as for real property taxes, insurance premiums, lease rent and attorneys' fees which the Mortgagee may (but is not obligated to) make or incur in accordance with the terms of this Mortgage or any of the Loan Documents.

          To secure the repayment of the indebtedness and the observance and performance of the other obligations referred to above, in the manner stated above, the Mortgagor does hereby grant, bargain, sell, convey, assign, transfer, mortgage, set over and grant a security interest in and herewith deliver unto the Mortgagee, its successors and assigns:

        (a) all of the right, title and interest of the Mortgagor both at law and in equity in and to the real property which is more fully described in Exhibit A attached hereto, incorporated herein and made a part hereof by reference (the "Land"),

        (b) all of the Mortgagor's right, title and interest, whether now or hereafter acquired in and to all buildings, structures and other improvements of any nature whatsoever, including fixtures thereunto attached, now or hereafter located or constructed on the Land (the "Improvements") (said Land and Improvements are hereinafter collectively called the "Premises"); and

        (c) all of the Mortgagor's right, title and interest in and to all strips and gores of land, all lands comprising the streets, alleys and sidewalks in any case adjoining any part of the Land and all other tenements, hereditaments, privileges, easements, rights, appendages and appurtenances thereunto belonging to or in any manner appertaining to the Land or any portion thereof; and

        (d) all right, title and interest of the Mortgagor in and to any and all awards or payments, including interest thereon, and the right to receive the same, which may be made with respect to the Premises by any public or quasi-public authority or corporation as a result of (i) the exercise of the right of eminent domain, (ii) the alteration of the grade of any street, and
(iii) any other injury to or decrease in the value of the Premises; and

        (e) all of the Mortgagor's right, title and interest in and to all of the Mortgagor's personal property of any kind, including, without limitation, all machinery, equipment and building materials, furniture, fixtures, furnishings, fittings, attachments, appliances, including ranges, disposals, heaters, washers, dryers, dishwashers, devices and appurtenances of every kind and description (now or hereafter affixed to, placed upon, or used in connection with the construction of, the Improvements on the Premises, intended to be incorporated into such Improvements, substantially consumed in such construction operations, or specifically fabricated for incorporation in such Improvements) as well as all of the Mortgagor's personal property of any kind and description purchased for use in connection with such Improvements, whether or not affixed to or placed upon the Premises; together with all additions to, substitutions for, changes in, replacements or renewals of, the whole or any part of such property; and

        (f) all of the Mortgagor's right, title and interest in and to all building materials and supplies now or hereafter located on the Land or within the Improvements, and all architectural renderings, models, plans and specifications relating to the Improvements; and

        (g) all right, title and interest of the Mortgagor in and to any contract agreements now or hereafter existing for construction of the Improvements or any portion thereof (collectively, the "Construction Contracts"), to be entered into by and between the Mortgagor and general contractor(s), and any and all modifications and extensions thereof, together with all of the Mortgagor's rights and remedies thereunder, and the benefit of all covenants therein; and

        (h) all right, title and interest of the Mortgagor in and to all contracts for architectural or design services in any way related to the Improvements (collectively, the "Architect's Contracts") now or hereafter entered into by and between the Mortgagor and architect(s) (collectively, the "Architects") and in and to all contracts for engineering services in any way related to the Improvements (collectively, the "Engineer's Contracts") now or hereafter entered into by and between the Mortgagor and engineer(s) (collectively, the "Engineer"), and any and all modifications and extensions thereof, together with all of the Mortgagor's rights and remedies thereunder, and the benefits of all covenants therein, and also together with the plans and specifications, prepared by the Architects or the Engineers, including any amendments, supplements or revisions thereof and the right to use and enjoy the same; and

        (i) all right, title and interest of the Mortgagor in and to any and all accounts (as that term is defined in Section 490:9-106, Hawaii Revised Statutes, as amended), and in and to any and all contract rights of the Mortgagor (the "Accounts and Contract Rights"); and

        (j) all right, title and interest of the Mortgagor in and to any general intangibles (as that term is defined in section 490:9-106, Hawaii Revised Statutes, as amended) of the Mortgagor, including, without limitation all refunds, rebates, security deposits or other expectancy under or from any account or contract; and

        (k) all right, title and interest of the Mortgagor in and to all advertising material, building permits, other permits, licenses, soils tests, appraisals and any other documents, materials or personal property of any kind now or hereafter existing with respect to or in any way related to the Premises or the development thereof and belonging to the Mortgagor; and

        (l) all of the Mortgagor's right, title and interest in all escrow agreements and the deposits therein, and in all sales contracts now or hereafter existing, pertaining to all or any portion of the Premises now or hereafter in effect (collectively, the "Escrow and Sales Contracts"); and

        (m) all of the Mortgagor's right, title and interest in, to and under any and all leases, subleases, rental agreements, concession agreements, and other agreements, now or hereafter entered into or assumed by or on behalf of the Mortgagor, and all guarantees thereof covering any part of the Premises, and all of the Mortgagor's right, title and interest in and to any and all tolls, rents, royalties, profits, revenues, income and other benefits arising from the use or enjoyment of all or any portion of the Mortgaged Properties or from any contract pertaining to such use or enjoyment (the "Leases") (the Construction Contracts, the Architect's Contracts, the Engineer's Contracts, the Accounts and Contract Rights, the Escrow and Sales Contracts and the Leases are hereinafter collectively called the "Contracts."); and

        (n) all of the Mortgagor's right, title and interest in and to the name "Kahana Ridge" and all other names under or by which the Improvements or development to be constructed upon the Premises may at any time be operated or known, the good will of the Mortgagor in connection therewith and the right of the Mortgagor to carry on business under any and all of such names and any variant or variants thereof, insofar as the same may be transferable without breach of any agreement pursuant to which the Mortgagor may have obtained the Mortgagor's right to use such name or names; and

        (o) all rights now or hereafter reserved to or by the Mortgagor with respect to the development of the Premises, such as rights to develop, in phases, portions of the Premises, rights to grant easements, and rights (including all voting rights) under any declarations or of covenants affecting any portion of the Premises (the "Development Rights"); and

        (p) all of the Mortgagor's right, title and interest in and to all insurance proceeds with respect to the Premises and all other real, personal or mixed properties herein described (the Premises, the Contracts, the Development Rights and all such other real, personal or mixed properties described above are herein called the "Mortgaged Properties"); and

        (q) any and all other, further or additional title, estate, interest or right which may at any time be acquired by the Mortgagor in or to the Mortgaged Properties; and

        (r)  all proceeds of the Mortgaged Properties.

        SUBJECT, HOWEVER, to any encumbrances described in Exhibit A attached hereto.

        UPON THE CONDITION that if the Mortgagor shall well and truly pay to the Mortgagee the principal amount of all indebtedness hereby secured, together with interest thereon and all other fees and charges described herein, in the Loan Documents or in the Note, and if all of the other terms, covenants, conditions and agreements to be observed and performed hereunder and under the Loan Documents shall be fully observed and performed, and if the Mortgagor shall pay the cost of the release hereof, this instrument shall be released by the Mortgagee. Subject to the terms of this Mortgage and the Loan Documents, until the occurrence of an Event of Default hereunder, the Mortgagor shall be permitted to use and possess the Mortgaged Properties and to use and receive the tolls, rents, issues, profits, revenues, and other income thereof.

        A.  Event of Default.

        There shall exist an Event of Default under this Mortgage upon the occurrence of any one or more of the following:

        (1) There is a default under the Note or any other Loan Documents not cured within any applicable cure period.

        (2) Any representation or warranty contained shall prove to have been untrue or misleading in any material respect when made.

        (3) The Mortgagor sells (except for sales pursuant to sales contracts for individual residential lots as provided herein), leases, conveys, transfers, assigns or encumbers all or any portion of the Mortgaged Properties (any sale or transfer, voluntarily or by operation of law, of any of the outstanding shares of any class of the Mortgagor being considered a sale of the Mortgaged Properties for purposes of this paragraph), or further mortgages all or any portion of the Mortgaged Properties without the Mortgagee's prior written consent, which consent may be given or withheld at the Mortgagee's sole discretion and which consent may be made subject to an increase in the interest rate of the Note, the Mortgagee hereby consenting to the existing second mortgage lien in favor of The Bank of Bermuda, Limited which is to be subordinated to this Mortgage by instrument to be recorded concurrently herewith and which mortgage shall secure a principal amount not to exceed $3,750,000.00.

        (4) The Mortgagor fails to perform or observe any other covenant, condition or agreement contained in this Mortgage, and in the case of such a failure which is not a failure to pay money when due, fails to cure the same within thirty (30) days after receipt of written notice from the Mortgagee specifying the claimed default and requiring the same to be remedied.

        B.  Remedies.

        If there is an Event of Default, then at any time thereafter:

        (1) Declare Sums Immediately Due and Payable. The Mortgagee may, at its option, without notice, presentment or demand, declare the unpaid principal amount of the Note and all accrued and unpaid interest thereon, and all charges thereunder and under the Loan Documents, to be immediately due and payable, together with any prepayment fee or minimum interest if and as provided in the Loan Agreement, and such principal amount, interest, prepayment fee or minimum interest (if any) and any other sums shall thereupon become and be immediately due and payable.

        (2) Payment of Mortgagee's Costs. Whether or not the Note shall have become or been declared to be immediately due and payable and whether or not the Mortgagee shall have commenced foreclosure or other legal proceedings for the enforcement hereof, the Mortgagor will pay to the Mortgagee, on demand, all reasonable costs (including reasonable fees of legal counsel) incurred by the Mortgagee during the existence of any such Event of Default in connection with the administration of the indebtedness, the enforcement of the provisions hereof, the investigation and policing of the Event of Default in question and the negotiation, documentation and administration of any loan "work out" proposal (whether or not effectuated), all of which reasonable costs, together with interest thereon at the rate of fifty percent (50 %) per annum (the "Default Rate"), shall be added to and secured by the lien and security interest created by this instrument.

        (3) Surrender of Mortgaged Properties; Protective Advances. The Mortgagor, upon demand of the Mortgagee, shall forthwith surrender to the Mortgagee the actual possession of the Mortgaged Properties and the Mortgagee itself or by such officers or agents as it may appoint (a) may enter and take possession of the Mortgaged Properties together with the books, papers and accounts of the Mortgagor relating thereto, (b) may exclude the Mortgagor, its agents and servants from the Mortgaged Properties, (c) may hold, operate and manage the Mortgaged Properties and from time to time make all repairs and such alterations, additions, advances and improvements as the Mortgagee may deem appropriate, (d) may receive all rents, revenue, issues, income, and profits arising from the Mortgaged Properties, (e) may in the name of the Mortgagor or in the name of the Mortgagee, demand, sue for, collect, recover and receive all such rents, revenue, issues, income or profits upon such terms and conditions as to the Mortgagee may seem appropriate, and out of the same may pay all costs and expenses of so taking, holding and managing the same, including compensation to the Mortgagee's agents, attorneys, counsel and accountants and any taxes and assessments and other charges prior to the lien of this Mortgage, including rents, and all expenses of such repairs, alterations, additions and improvements and other disbursements made by the Mortgagee pursuant to the terms hereof, and may apply the remainder of the moneys so received by the Mortgagee in any order the Mortgagee may designate to the payment of the indebtedness secured hereby, and (f) may enter into, renew or terminate leases or tenancies.

        (4) Treat Mortgaged Properties as Real Property. The Mortgagee may elect to treat all of the Mortgaged Properties as real property and cause the same to be sold as the Mortgagee may determine under the power of sale hereinafter mentioned in Paragraph (5) or pursuant to the judicial proceedings hereinafter mentioned in Paragraph (6).

        (5) Power of Sale. The Mortgagee may, to the extent permitted by law, with or without first taking possession, sell the Mortgaged Properties, in whole or in part, at public auction in the State of Hawaii, at such place as may be required by law, having first given notice of such sale by publication and posting as provided in Section 667-5, Hawaii Revised Statutes, as amended from time to time, or such other notice as may be required by law, and may adjourn such sale from time to time by announcement of the time and place appointed for such sale or adjourned sale. Upon such sale the Mortgagee may make and deliver to any purchaser a good and sufficient conveyance, deed, assignment or bill of sale, and good and sufficient receipts for the purchase money, and do and perform all other acts as may be necessary fully to carry into effect this power of sale.

        (6) Judicial Foreclosure. The Mortgagee may, either with or without first taking possession of the Mortgaged Properties, proceed by suit or suits at law or in equity or by any other appropriate remedy to enforce payment of the obligations secured by this Mortgage and to foreclose this Mortgage and to sell the Mortgaged Properties (or any part thereof) under the judgment or decree of a court or courts of competent jurisdiction. Neither the Mortgagee nor any commissioner in foreclosure shall be obligated to sell upon credit unless the Mortgagee shall have expressly consented in writing to a sale upon credit.

        (7) Appointment of Receiver. Upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Mortgagee, the Mortgagee shall be entitled as a matter of right, by ex parte order or otherwise, to the appointment without bond of a receiver of the Mortgaged Properties and of the rents, revenues, issues, income, and profits thereof, pending such proceedings, without regard to the value of the Mortgaged Properties or the solvency of any person or persons or other legal entity liable for the payment of the indebtedness hereby secured and regardless of whether the Mortgagee has an adequate remedy at law. The Mortgagor hereby waives any and all defenses which the Mortgagor may have now or may hereafter acquire to the Mortgagee's application for the appointment of a receiver and hereby specifically consents to such appointment.

        (8) Personal Property. The Mortgagee may elect to treat any part of the Mortgaged Properties, which consists of a right in action or of property that can be severed from the Premises without causing structural damage thereto, as personal property and may exercise as to such property all of the rights, remedies and privileges with respect to repossession, retention, sale and disposition of proceeds as are accorded to a secured party by the applicable provisions of Part 5 of Article 9 of the Uniform Commercial Code.

        (9) Uniform Commercial Code Rights and Remedies. With respect to the exercise of the Mortgagee's rights, remedies and privileges under the Uniform Commercial Code as aforesaid: (a) the Mortgagee's attorneys' fees and the legal and other expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising and selling the Mortgaged Properties shall be chargeable to the Mortgagor, (b) the Mortgagee may, at its discretion, and in addition to Mortgagee's other remedies hereunder: (i) enter upon or within the Premises peaceably by the Mortgagee's own means or with legal process and take possession of all property in which the Mortgagee has a security interest under the Uniform Commercial Code, or render it unusable, or dispose of it, and the Mortgagor agrees not to resist or interfere with such action taken by the Mortgagee, and (ii) require the Mortgagor to assemble such property and make it available to the Mortgagee at a place to be designated by the Mortgagee, convenient to both parties, and (c) unless such property is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market, the Mortgagee will give the Mortgagor notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of notice will be met if such notice is sent in accordance with Paragraph E.(4) hereof, at least five (5) days before the time of sale or disposition.

        (10) Enforcement of Remedies Successively or Concurrently. The Mortgagee shall have the right to enforce one or more remedies hereunder or any other remedy the Mortgagee may have, successively or concurrently, including without limitation the right to foreclose the lien of this Mortgage or to enforce the security interests herein created with respect to any portion of the Mortgaged Properties, without thereby impairing the lien or security interest created by this instrument on the remainder of the Mortgaged Properties or affecting the other remedies of the Mortgagee available with respect thereto.

        (11) Mortgagee's Purchase of Property at Foreclosure. Upon sale either under the power of sale hereby given or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Mortgage, the Mortgagee may bid for and purchase the Mortgaged Properties or any part thereof and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such properties in the Mortgagee's absolute right without further accountability. The Mortgagee, at any such sale may, after allowing for the portion of the total purchase price required to be paid in cash for the costs and expenses of the sale, compensation and other charges, in paying purchase money, apply the Note, including principal, interest, and all other sums due thereon, in lieu of cash, to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon in order that there may be credited against the purchase price indebtedness owed by the Mortgagor to the Mortgagee.

        (12) Application of Sale Proceeds. The Mortgagee may apply the proceeds of any such sale, first, to the costs and expenses of such sale and all proceedings in connection therewith, including, without limitation, reasonable counsel fees (including any fees incurred in connection with the Mortgagor's default); next to the payment of any disbursements made by the Mortgagee for taxes or assessments or any other charges prior to the lien or security interest created by this instrument; next to the repayment of any and all other disbursements made by the Mortgagee according to the terms hereof or under the Loan Documents; and next to the indebtedness secured by this Mortgage, including any prepayment fee or minimum interest thereon to the extent permitted by law; and the remainder, if any, shall be paid over to the
Mortgagor or to others thereunto entitled.   If the proceeds of any such sale
of the Mortgaged Properties shall be insufficient to repay all of the indebtedness secured hereby, including, without limitation, all reasonable costs incurred and disbursements reasonably made by the Mortgagee in taking possession, holding and managing the Mortgaged Properties, the Mortgagee shall have the full right and power, pursuant to applicable law, to enforce payment of the deficiency by the Mortgagor or by others liable therefor. Any such sale shall be a perpetual bar both in law and in equity against the Mortgagor and all persons lawfully claiming or to claim by or through or under the Mortgagor. The Mortgagee is hereby irrevocably appointed the true and lawful attorney in fact of the Mortgagor, in its name and stead, for the purpose of effectuating any such sale, to execute and deliver all necessary deeds, conveyances, assignments, bills of sale and other instruments with power to substitute one or more persons or corporations with like power. The Mortgagor shall ratify and confirm any such sale or transfer, if requested by the Mortgagee, by delivering all proper conveyances or other instruments to such persons or corporations as may be designated in any such request; provided, that the failure of the Mortgagor to ratify and confirm any such sale or transfer upon the request of the Mortgagee shall not affect the validity of such sale or transfer or the title of the purchaser in and to the property purchased at such sale.

        (13) Waiver of Certain Rights. In case of any Event of Default, neither the Mortgagor nor anyone claiming through or under the Mortgagor, to the extent the Mortgagor may lawfully so agree, shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force in any locality where any of the Mortgaged Properties are situated. The Mortgagor, for itself and all who may claim through or under the Mortgagor, hereby waives, to the fullest extent that the Mortgagor may lawfully do so, the benefit of all such laws and any and all right to have the Mortgaged Properties marshalled upon any foreclosure of the lien hereof or enforcement of the security interest created hereby and agrees that the Mortgagee or any receiver or commissioner appointed by any court having jurisdiction to foreclose such lien or enforce such security interest may, in their sole discretion, sell all or any of the Mortgaged Properties as an entirety, irrespective of the differing nature of the Mortgaged Properties and whether or not the same constitutes real or personal property.

        (14) Other Indebtedness Secured Becomes Immediately Due. Upon the sale of the Mortgaged Properties or any portion thereof pursuant to the terms of this Mortgage or upon any action by the Mortgagee to enforce payment of the indebtedness secured by this Mortgage or any portion thereof, all of the indebtedness secured by this Mortgage, if not previously due, shall thereupon become immediately due and payable, except as otherwise set forth herein.

        (15) No Remedy Exclusive. No remedy herein or in the Loan Documents reserved to the Mortgagee is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or under the Loan Documents or now or hereafter existing at law or in equity or by statute.

        (16) Rights After Proceedings Discontinued. In case the Mortgagee shall have proceeded to enforce any right hereunder and such proceedings shall have been discontinued or abandoned for any reason, then in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the Mortgaged Properties, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

        (17) Right to Enforce Payment. Nothing in this instrument or the Loan Documents contained shall affect or impair the right, which is unconditional and absolute, of any holder of the Note to enforce payment of the principal of, and interest, prepayment fees or minimum interest (if any), and other charges due on, such Note at or after the date therein expressed as the date when the same shall become due, or the obligation of the Mortgagor, which is likewise unconditional and absolute, to pay such amounts at the respective times and places therein expressed.

        C. MORTGAGOR'S WARRANTIES. The Mortgagor hereby warrants to the Mortgagee as follows:

        (1) Ownership of Property. The Mortgagor is the lawful owner of the fee simple interest in the Premises, and is the owner absolutely of all personal property; the Mortgaged Properties are free and clear of any lien or security interest or encumbrance except for those described in Exhibit A; the Mortgagor has good right and lawful authority to mortgage and grant a security interest in the Mortgaged Properties as provided in and by this Mortgage; the Mortgagor will warrant and defend the title to the Mortgaged Properties against claims of all persons whomsoever, except for claims arising from the encumbrances described in Exhibit A; the Mortgagor will maintain and preserve the lien and security interest of this Mortgage until released by Mortgagee, subject only to the encumbrances described in Exhibit A; and the Mortgagor will abide by and perform all covenants, conditions and agreements on the Mortgagor's part to be performed under this Mortgage and the Loan Documents.

        (2) No Default Under Agreements. The Mortgagor is not in violation of or in default with respect to any term or provision of any tenant lease, mortgage, indenture, contract, agreement or instrument applicable to the Mortgagor, or by which the Mortgagor is bound, and the execution, delivery, performance of and compliance with this Mortgage and the Loan Documents will not result in any such violation or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, lien or charge on any of the properties or assets of the Mortgagor not contemplated by this Mortgage. There is no term or provision of any tenant lease, mortgage, indenture, contract, agreement or instrument applicable to the Mortgagor or by which the Mortgagor is bound which materially adversely affects, or in the future (so far as the Mortgagor can now foresee) will materially adversely affect the business or prospects or condition (financial or other) of the Mortgagor or of any of the Mortgagor's properties or assets.

        (3) Consents. No consent, approval or authorization of or registration, declaration or filing with any governmental or public body or authority or any other person is required in connection with the execution or delivery of this Mortgage or the Loan Documents, or, if required, such consent, approval, order or authorization has been obtained.

        (4) Breach of Laws. The consummation of the transactions contemplated hereby will not conflict with or result in a breach of any law or any regulations, order, injunction or decree of any court or governmental instrumentality, domestic or foreign.

        (5) No Suits. There are no actions, suits or proceedings pending or, to the knowledge of the Mortgagor, threatened against or affecting the Mortgagor or the Mortgaged Properties in any court at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, an adverse decision in which might materially affect the Mortgagor's ability to perform the Mortgagor's obligations under the Note, this Mortgage, or the Loan Documents.

        D. MORTGAGOR'S COVENANTS. The Mortgagor hereby covenants and agrees with the Mortgagee as follows:

        (1) Maintenance. The Mortgagor will keep and maintain the Mortgaged Properties in good repair, working order and condition or insure that the parties contractually bound to so keep and maintain the Mortgaged Properties do so, subject to normal wear and tear.

        (2) Waste, Unlawful Use, Attachment, Modifications. The Mortgagor will not commit or suffer any strip or waste or any unlawful, improper or offensive use of the Mortgaged Properties or any act or negligence whereby the Mortgaged Properties or any interest therein shall become liable to seizure or attachment on mesne or final process of law or whereby the lien and security interest created hereby shall be impaired. The Mortgagor will not, without the prior written consent of the Mortgagee, join in or consent to any change in any private restrictive covenant, land use classification, zoning ordinance or other public or private restrictions limiting or defining the use which may be made of the Mortgaged Properties, or any part thereof, or consolidate the Land with any adjacent or other lands for building purposes, and the Mortgagor agrees that any such action, without the prior, written consent of the Mortgagee, shall be void.

        (3) Payment of Real Property Taxes, Assessments, Etc. Subject to the provisions contained in Paragraph D.(16) hereof, the Mortgagor will duly pay and discharge or cause to be paid and discharged, as the same shall become due and payable, all real estate taxes and assessments, income, sales and other taxes, impositions, water, sewage and utility rates and charges and all other taxes, assessments and charges of every description levied or imposed upon the Mortgaged Properties, and upon the earnings and business of the Mortgagor. Within thirty (30) days after the final date (periodically) that such items may be paid without penalty, the Mortgagor will furnish the Mortgagee with such evidence as the Mortgagee may reasonably require that all such items have been paid in full; provided, however, that nothing contained in this paragraph shall be deemed to require the Mortgagor to pay or cause to be paid any tax, assessment or charge, so long as (a) the Mortgagor in good faith by appropriate action diligently pursued shall contest or cause to be contested the amount, applicability or validity thereof, and (b) the Mortgagor shall have set aside reserves (segregated to the extent required by sound accounting principles) deemed by the Mortgagee to be adequate to provide for the contingency that such contest will not be successful, and (c) the nonpayment thereof during the pendency of such proceedings will not subject the Mortgaged Properties, or any part thereof, to forfeiture or loss (or reasonable probability thereof) or otherwise impair the security afforded hereby, and (d) the Mortgagor shall have promptly notified the Mortgagee of the institution of any such action. In case of default in the payment of any such tax, assessment, or charge which is not being contested by the Mortgagor in accordance with the foregoing provision when the same shall be due and payable, the Mortgagee may, without notice or demand to the Mortgagor, pay the same or any of them, and any advances made by the Mortgagee in discharge of such taxes, assessments, and charges shall be a lien on the Mortgaged Properties added to the amount of all other indebtedness secured by this Mortgage, payable on demand with interest at the Default Rate.

        (4) Compliance with Laws and Covenants; Governmental Approvals. The Mortgagor will duly observe and comply with all laws, rules and regulations made by any governmental authority, whether federal, state or local, and all valid requirements of any regulatory body which may acquire jurisdiction, and all covenants contained in any encumbrance which is senior in lien to the lien of this instrument, which apply or relate to the construction, ownership, operation, management, leasing or use of any of the Mortgaged Properties. The Mortgagor will indemnify, protect and keep the Mortgagee harmless from and against any and all liabilities, claims, actions and reasonable expenses (including reasonable fees of counsel) of whatsoever kind of nature which may be imposed on, incurred by or asserted at any time against the Mortgagee and in any way relating to or arising out of or in connection with the construction, ownership, operation, management, leasing or use of any of the Mortgaged Properties. The Mortgagor shall at all times during the continuance of this Mortgage maintain in full force and effect all governmental and municipal approvals and permits which may, from time to time, be necessary to comply with all environmental, ecological, land use and other governmental requirements relating to the Mortgaged Properties and the occupancy, use and enjoyment thereof.

        (5) Liens. The Mortgagor will not suffer any mechanic's, laborer's, materialmen's, tax, statutory or any other lien or charge to be hereafter created upon the Mortgaged Properties, or any part thereof, or the income therefrom, except liens of taxes or assessments not yet payable or payable without penalty.

        (6) Removal of Property. No building or other property now or hereafter covered by the lien or security interest of this Mortgage shall be removed, demolished or altered in any manner without the prior written consent of the Mortgagee, except that the Mortgagor shall have the right, without such consent, to remove and dispose of, free from the lien of this Mortgage, personal property, as from time to time may become worn out or obsolete provided either (a) simultaneously with or prior to such removal, any such property shall be replaced with other property of a value at least equal to that of the replaced property and free from any chattel mortgage or other encumbrance and from any reservation of title, and by such removal and replacement the Mortgagor shall be deemed to have subjected such replacement property to the lien and security interest of this Mortgage, or (b) any net cash proceeds received from such disposition shall be paid over promptly to the Mortgagee to be applied as a prepayment in accordance with the provisions of the obligations hereby secured.

        (7) Inspection Rights. The Mortgagee and any persons authorized by the Mortgagee shall have the right to enter the Premises and inspect the Mortgaged Properties at all reasonable times subject to the rights of the lessees under tenant leases now in existence or hereafter issued.

        (8) Insurance to be Maintained. The Mortgagor will, with respect to all insurable properties now or hereafter constituting a part of the Mortgaged Properties, procure and maintain at all times during the effectiveness of this Mortgage insurance in such forms and covering such risks and hazards and in such amounts and containing such provisions as required under the Loan Agreement. All insurance provided for in this paragraph shall be effected under valid and enforceable policies issued by insurance companies authorized to do business in the State of Hawaii. All policies of hazard insurance of the character described in this Paragraph 8 shall contain a standard mortgagee clause (without contribution) in favor of the Mortgagee, shall contain a standard Lender's loss payable endorsement in favor of the Mortgagee, and shall provide that losses thereunder shall be adjusted with the insurer by the Mortgagor, but with settlements subject to the approval of the Mortgagee. In no event shall the Mortgagee be responsible for the adjustment of any claim or for the collection of any of the proceeds of any such insurance policy. All insurance proceeds recovered under such policies of insurance shall be applied and disbursed in accordance with the provisions of Paragraph 10 hereof. All such policies or other contracts for such insurance shall provide that the insurance shall not be invalidated as to the interest of the Mortgagee by any act or neglect of any person owning or leasing the property insured, or by any foreclosure or other proceeding, or notice of sale, or by any change in the title or ownership of the insured properties, or by occupation of any insured structures for purposes more hazardous than permitted by such policy or contract, and such provision shall be deemed obtainable although it may be obtainable only by a standard mortgagee clause containing other provisions. All such policies or other contracts for such insurance issued by the respective insurers shall contain an agreement by each insurer that the policy or other contract constitutes primary insurance and shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the Mortgagee. Upon the execution of this Mortgage and thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies or contracts, originals of all policies or contracts for insurance of the character described in this paragraph shall be deposited with the Mortgagee, provided, however, that if such insurance is effected by means of a blanket policy, there shall be deposited with the Mortgagee such evidence of the underlying policy as the Mortgagee may require. If the Mortgagor defaults in so insuring the Mortgaged Properties or any portion thereof, the Mortgagee may, at the option of the Mortgagee, effect such insurance from year to year and pay the premiums therefor, and the Mortgagor will reimburse the Mortgagee, on demand, for any premiums so paid with interest from the time of payment at the Default Rate, and the same shall be secured by this Mortgage. In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Properties or any portion thereof in enforcement of the indebtedness secured hereby, all right, title and interest of the Mortgagor in and to any such policies or other contracts for such insurance then in force shall pass to the purchaser or transferee of the Mortgaged Properties or any portion thereof to the extent the same are covered by such policy or contract.

        (9) Condemnation. Should all or any part of the Mortgaged Properties be taken by eminent domain, the Mortgagor, within five (5) days after payment thereof, will cause to be deposited with the Mortgagee, the award payable to the Mortgagor for any Mortgaged Properties so taken and for damage to the remainder of the Mortgaged Properties to the extent of any amounts owed to the Mortgagee under the Note, this Mortgage and the Loan Documents. In the event of any such taking (other than a taking for governmental occupancy for a limited or specified period), the Mortgagee shall release from the lien and security interest created hereby the properties so taken upon receipt by and deposit with the Mortgagee of the award payable to the Mortgagor for such taking, provided that such release shall not impair the Mortgagee's right to claim additional compensation in such proceeding or to receive full payment of all indebtedness secured by this Mortgage. The proceeds of the award for any part of the Mortgaged Properties taken by eminent domain (including a taking for governmental occupancy for a limited or specified period) and for damage to the remainder of the Mortgaged Properties received by the Mortgagee as aforesaid shall be applied and disbursed by the Mortgagee as provided in Paragraphs 10 and 11 hereof. If, prior to the receipt by the Mortgagee of such award (whether paid by the condemning authority in a lump sum or in installments), the Mortgaged Properties shall have been sold on foreclosure of this Mortgage, the Mortgagee shall have the right to receive said lump sum award or the installments of said award due and payable subsequent to such sale, as the case may be, to the extent of any indebtedness secured hereby remaining unpaid, with interest thereon, and of the counsel fees, costs and other disbursements incurred by the Mortgagee in connection with the collection of such award.

        (10) Application of Insurance and Condemnation Proceeds. All insurance proceeds received on account of damage or destruction to any of the Mortgaged Properties and the Mortgagor's share of all awards for any Mortgaged Properties taken by eminent domain and for damage to the remainder of the Mortgaged Properties (except any award for any part of the Mortgaged Properties taken by eminent domain for governmental occupancy for a limited or specified period) less the cost if any, incurred by the Mortgagee with respect thereto, shall, at the option of the Mortgagee, be used either for repayment at par of the indebtedness hereby secured or for the restoration or repair of any improvements damaged or taken (in such a manner and subject to such conditions as the Mortgagee may require in order to assure the lien-free restoration thereof, including, without limitation, the right of the Mortgagee to require that the funds be deposited with a third-party escrow for disbursement as construction progresses, the cost of such escrow to be borne by the Mortgagor). On completion of the restoration or repair and payment in full therefor, or on any failure on the part of the Mortgagor promptly to commence or continue the restoration or repair, the amount of any such proceeds then or thereafter in the hands of the Mortgagee shall be applied to the payment of indebtedness secured by this Mortgage. If the proceeds of any insurance upon the Mortgaged Properties or any part thereof or any award for any Mortgaged Properties taken by eminent domain and for damage to the remainder of the Mortgaged Properties are deposited with any person or entity other than the Mortgagee, the Mortgagor shall promptly notify the Mortgagee in writing of the name and address of the person or entity with whom such proceeds have been deposited and the amount so deposited. In any event, such proceeds shall be made available to the Mortgagee within five (5) days of receipt by the Mortgagor or its agents.

        (11) Application of Condemnation Proceeds (Limited Period). Any award for any part of the Mortgaged Properties taken by eminent domain for governmental occupancy for a limited or specified period shall, provided that the Mortgagor is not then in default hereunder, be applied and disbursed as follows:

        (a) If such award is paid by the condemning authority in a lump sum, such portion thereof as shall equal the sum of the aggregate principal, interest or other sums that will accrue under the Note during such limited or specified period of governmental occupancy shall be applied in the order of maturity to the payment of the principal, interest or other sums that will accrue under the Note during such period, and any remaining balance of such award shall be paid to the Mortgagor; or

        (b) If such award is paid by the condemning authority in installments, each installment shall be applied, first, to the payment of principal, interest and other sums accruing under the Note during the period covered by such award installment, and any remaining balance of such award installment shall be paid to the Mortgagor.

Nothing herein contained shall prevent the Mortgagee from requiring that the whole or any part of such award be applied to the curing of any default under this Mortgage or under the Loan Documents.

        (12) Books of Record and Account. The Mortgagor will keep and maintain or will cause to be kept and maintained accurate, separate and proper books of record and account concerning the financial status and operations of the Mortgaged Properties (the "books of account") in accordance with sound accounting practice. The Mortgagee shall have the right to examine the books of account of the Mortgagor and to discuss the affairs, finances and accounts of the Mortgagor and to be informed as to the same by the Mortgagor's lessee(s), employees or agents, all at such times and intervals as the Mortgagee may desire. The Mortgagee shall have the right to make excerpts and copies of the books of account of the Mortgagor. The Mortgagor shall retain books of account for a period of not less than three (3) years following the year as to which they are applicable.

        (13) Taxes. In the event of the adoption or amendment, after the date of this instrument, of any law of the United States of America or of the State of Hawaii, other than a law providing for the imposition of a tax on, according to, or measured by net income, which in any way shall change the manner of taxation or of the collection of taxes on mortgages or debts secured by mortgages to the end that directly or indirectly the Mortgagee shall be required to pay on account hereby any tax other than taxes of the kind or character now imposed thereon by the laws of the United States of America or of the State of Hawaii and other than a tax on, according to, or measured by net income, the holder of this Mortgage, at any time after such adoption or amendment of such law, may give written notice to the Mortgagor that the said holder elects to have the indebtedness secured by this Mortgage become due and payable six (6) months from the giving of such notice unless the Mortgagor within such six (6) months' period shall agree in writing to pay the amount of such new taxes. If the Mortgagor within such six (6) months' period so agrees to pay the amount of such new taxes, such agreement of the Mortgagor shall be deemed from the date thereof to be a covenant and obligation of the Mortgagor under this Mortgage for all purposes. If the Mortgagor fails within such six
(6) months' period to so agree to pay such new taxes, the indebtedness secured by this Mortgage shall, at the option of the Mortgagee, become due and payable upon the last day of the said six (6) months' period. If at any time the Mortgagor's agreement to pay the amount of such new taxes shall be prohibited by law or the payment of the same by the Mortgagor would make the transaction usurious, then the Mortgagor shall not have the right to pay the same as herein provided, and the indebtedness secured hereby shall become due and payable six (6) months after the giving of written notice by the holder of this Mortgage that it elects to have the indebtedness secured hereby become due and payable.

        (14) Right of Mortgagee to Defend Action Affecting Security. The Mortgagee may appear in and defend any action or proceeding at law or in equity purporting to affect the security hereof and in such event the Mortgagee shall be allowed and paid, and the Mortgagor hereby agrees to pay on demand, with interest at the Default Rate, all the Mortgagee's costs, charges and expenses, including cost of evidence of title and attorneys' fees, incurred in such action or proceeding in which the Mortgagee may be or become a party, through intervention or otherwise. All costs and expenses so incurred, together with interest, shall be added to and secured by the lien of this Mortgage.

        (15) Documentary Stamps. If at any time the United States of America or the State of Hawaii shall require documentary stamps to be affixed to any of the Note or this Mortgage, the Mortgagor will pay for the same with any interest or penalties imposed in connection therewith.

        (16) Impound Account. If required by the Mortgagee in writing, the Mortgagor shall pay to the Mortgagee monthly in advance, together with and in addition to any payments of regular installments of principal and/or interest then payable under the Note until all obligations secured hereby are fully paid, a sum equal to the premiums that will next become due and payable on policies of hazard insurance covering the Mortgaged Properties, plus real property taxes and assessments next due on the Mortgaged Properties (all as estimated by the Mortgagee) less all sums already paid therefor, divided by the number of months to elapse before one month prior to the date when such insurance premiums and other charges, taxes and assessments will become due and payable. Such sums shall be held by the Mortgagee, which may commingle such sums with deposits of others and which may invest such sums for the Mortgagee's sole benefit, without any obligation to pay interest thereon to the Mortgagor, and the Mortgagee may from time to time expend such sums or any part thereof, to pay said insurance premiums and other charges, taxes and assessments as and when the same become due and payable. If the total of such payments shall exceed the amount necessary to pay said insurance premiums and other charges, taxes and assessments, such excess may, at the Mortgagee's option, be released to the Mortgagor or applied on any indebtedness secured hereby. If, however, the total of such payments shall not be sufficient to pay said insurance premiums and other charges, taxes and assessments when the same shall become due and payable, then the Mortgagor shall pay to the Mortgagee any amount necessary to make up the deficiency on or before the date when payment of such insurance premiums and other charges, taxes and assessments shall become due. Any provision herein to the contrary notwithstanding, it shall be and remain the sole obligation of the Mortgagor to procure and from time to time renew all such insurance policies, and to notify the Mortgagee from time to time of the due dates for the payment of any such premiums and other charges, taxes and assessments, the intent hereof being that the Mortgagee shall not be deemed to be an agent of the Mortgagor for any purpose under the provisions of this paragraph and that the Mortgagee shall not be liable to the Mortgagor or to any other person or legal entity for the Mortgagee's failure, through neglect or otherwise, to cause any such policy to be procured or maintained or to cause any such payment to be made.

        If at any time the Mortgagor shall tender to the Mortgagee, in accordance with the provisions contained in the Note and Loan Documents, full payment of the entire indebtedness secured hereby, the Mortgagee shall, in computing the amount of indebtedness, credit to the account of the Mortgagor any balance remaining of the funds accumulated under the provisions of this paragraph. If there is a Event of Default under the provisions of this Mortgage and thereafter a sale of the Mortgaged Properties in accordance with the provisions hereof, or if the Mortgagee acquires the Mortgaged Properties otherwise after default, the Mortgagee, at the Mortgagee's option, and at the time of the commencement of such proceedings or at the time the Mortgaged Properties are otherwise acquired, may apply the balance then remaining of the funds accumulated under the provisions of this paragraph as a credit against the indebtedness secured hereby.

        (17) Further Instruments. The Mortgagor, upon the request of the Mortgagee, will execute and deliver such further instruments and do such further acts as may be necessary and proper to carry out the purposes of this Mortgage and to subject to the lien and security interest hereof any of the Mortgaged Properties and any renewals, additions, substitutions, replacements or betterments thereto. All costs incurred (including all costs incurred during the term of the Note) to perfect or release the lien and security interest hereof, or under any other Loan Document, shall be borne by the Mortgagor.

        (18) Acknowledgment of Debt. Within five (5) days after request by the Mortgagee in writing, the Mortgagor will furnish to the Mortgagee or to any proposed assignee of this Mortgage a written statement, duly acknowledged, of the indebtedness secured by this Mortgage and whether any offsets or defenses exist against such indebtedness.

        (19) Right of Mortgagee to Prevent or Remedy Default. If the Mortgagor shall fail to perform any of the terms, covenants and conditions required to be performed and observed by the Mortgagor under this Mortgage, the Mortgagee may (but shall not be obligated to) take any action the Mortgagee deems necessary or desirable to prevent or cure any such failure of performance by the Mortgagor, or to otherwise protect the security of this Mortgage.

        (20) Right of Mortgagee to Extend Time of Payment, Substitute, Release Security, Etc. Without affecting the liability of any person, including the Mortgagor, for the payment of any indebtedness secured hereby, or the lien and security interest of this Mortgage on the Mortgaged Properties (or any portion thereof), as security for the full amount of any indebtedness secured hereby, the Mortgagee may from time to time, without notice and without affecting or impairing any of its rights under this Mortgage:

        (a) Release any person liable for the payment of any of the indebtedness secured by this Mortgage; or

        (b) Extend the time or grant other forbearances with respect to the terms of payment of any of the indebtedness secured by this Mortgage; or

        (c) Accept additional security of any kind, including mortgages, for the payment of the indebtedness secured by this Mortgage; or

        (d) Substitute or release any property securing the indebtedness secured by this Mortgage; or

        (e) Resort for the payment of the indebtedness secured hereby to any of the Mortgaged Properties or any other security therefor in such order and manner as it may see fit; or

        (f) Join in granting any easement or creating any restriction on the Mortgaged Properties; or

        (g) Join in any subordination or other agreement affecting this Mortgage or the lien and security interest created hereby.

        (21) Substitution of Mutilated, Destroyed, Lost or Stolen Note. The Mortgagor will, if the Note shall be mutilated, destroyed, lost or stolen, deliver to the Mortgagee, in substitution therefor, a new note containing the same terms and conditions as the old Note with a notation thereon of the unpaid principal and accrued unpaid interest. The Mortgagor shall be furnished with satisfactory evidence of the mutilation, destruction, loss or theft of the old Note and also an unqualified indemnity from the Mortgagee with respect to the substitution of the new for the old Note.

        (22) Right of Set-Off. Upon the happening of any event entitling the Mortgagee to foreclose this Mortgage, or if the Mortgagee shall be served with garnishee process in which the Mortgagor shall be named as defendant, whether or not the Mortgagor shall be in default hereunder at the time, the Mortgagee may, but shall not be required to, set off any indebtedness owing by the Mortgagee to the Mortgagor against any indebtedness secured hereby, without first resorting to the Mortgaged Properties and without prejudice to any other rights or remedies of the Mortgagee or the lien of the Mortgagee on the Mortgaged Properties.

        (23) Indemnity Against Costs and Expenses. The Mortgagor will indemnify and hold harmless the Mortgagee from and against any and all costs and expenses, including attorneys' fees, which may be incurred by the Mortgagee in connection with any litigation, arbitration or other adversarial proceeding directly or indirectly related to the Mortgaged Properties, the Loan, any information or materials obtained by the Mortgagee in connection with the Loan, and to which the Mortgagee is made a party (through no fault of its own) or is required to appear as witness or for deposition or other testimony or is required to provide documents, or other information, answer interrogatories or the like. This agreement shall survive the repayment of the Loan and release of this Mortgage.

        (24) Right of Mortgagee to Collect Rents, Etc. The Mortgagee is hereby irrevocably constituted and appointed the attorney-in-fact of the Mortgagor, with full power of substitution, to demand, settle for, collect (by suit or otherwise), receive and give valid and sufficient receipts for, (a) any and all awards, damages, payment or other compensation hereinabove referred to in granting clause (f), and (b) any and all tolls, rents, royalties, profits, revenues, income and other benefits hereinabove referred to in granting clause (g), it being understood that the Mortgagee shall be without liability for any loss which may arise for uncollectible receivables so long as the Mortgagee shall act in the premises with ordinary prudence.
The monies so received by the Mortgagee will be applied toward the indebtedness secured by this Mortgage. The Mortgagee, by its acceptance hereof, temporarily waives its right to exercise the powers conferred in this paragraph until the date of the Mortgagee's written notice to the Mortgagor that such waiver shall no longer be effective. The Mortgagee's forbearance to exercise the powers conferred in this paragraph shall be without prejudice to its right at any time to proceed with the exercise of such powers, after notice as aforesaid. No act or acts referred to in this paragraph shall cure or waive any default or notice of default hereunder, or invalidate any act done pursuant to such notice, or any cause of action to foreclose this Mortgage.

        (25) Compliance With and Preservation of Contracts. Except as is expressly permitted in the Loan Documents, without the prior written consent of the Mortgagee, the Mortgagor will not: (a) materially modify, change, alter, extend, terminate, cancel, tender or accept surrender of any of the Contracts, (b) materially reduce, discount, compromise, settle, waive, release, or set-off the amount of any sums payable thereunder, vary the terms of payment or otherwise materially change, alter or modify the same, or consent to the subordination of interest of any party thereto, or waive, excuse, condone, or in any manner release or discharge any party thereunder of or from their respective material obligations, covenants, conditions, and agreements required to be performed, nor (c) execute any agreement which would prevent the Mortgagee from acting as the Mortgagor, as provided herein. The Mortgagor will fully and faithfully abide by, observe, and discharge, perform and enforce the performance of the terms, obligations, covenants, conditions, agreements and warranties required to be performed and observed under each of the Contracts, and will give prompt notice to the Mortgagee of any material default thereunder of which the Mortgagor has actual notice, whether by the Mortgagor or by any party thereto, together with an accurate and complete copy of any notice either received or sent by the Mortgagor. The Mortgagor will not anticipate, discount, compromise, settle, waive, release, or set off any sums due under the Contracts or receive any sums in any manner inconsistent with the provisions of the Contracts or this Mortgage. At the request of the Mortgagee, the Mortgagor will furnish to the Mortgagee a duplicate original of each Contract now existing or hereafter executed by the Mortgagor.

        (26) Further Encumbrances. The Mortgagor acknowledges that the Mortgagee has relied upon the Mortgaged Properties not being subject to additional liens or encumbrances for reasons which include, but are not limited to, the possibility of competing claims or the promotion of plans disadvantageous to the Mortgagee in bankruptcy; the risks to the Mortgagee in a junior lienholder's bankruptcy; questions which involve the priority of future advances, the priority of future leases of the Mortgaged Properties, the marshalling of the Mortgagor's assets, and the Mortgagee's rights to determine the application of condemnation awards and insurance proceeds; the impairment of the Mortgagee's option to accept a deed in lieu of foreclosure; the increased difficulty of reaching agreements for loan workouts or to the actions to be taken by trustees, receivers, liquidators and fiduciaries; the Mortgagee's requirements of the Mortgagor's preservation of its equity in the Mortgaged Properties; and the absence of debt which could increase the likelihood of the Mortgagor's inability to perform its obligations when due. Therefore, as a principal inducement to the Mortgagee to make the Loan and with the knowledge that the Mortgagee will materially rely upon this paragraph in so doing, the Mortgagor covenants not to encumber the Mortgaged Properties without first receiving the Mortgagee's express written consent in each instance. Without limiting the generality of the foregoing, no mortgages, deeds of trust or other forms of security interests prior or subordinate to the security interests of the Mortgagee (except the existing mortgage in favor of The Bank of Bermuda being subordinated to this Mortgage) shall encumber any portion of the Mortgaged Properties. Encumbrances and hypothecations of stock or partnership interests in the Mortgagor or any successor of the Mortgagor, sale lease-backs, transfers by leases with purchase options, and conveyances by agreements of sale shall each be deemed an encumbrance for the purposes of this paragraph.

        (27) Construction Loan. The purpose of this Mortgage is to secure monies advanced or to be advanced for the purpose of paying for the development of and construction of improvements on the Mortgaged Premises in whole or in part.

        (28) Partial Release. From time to time, the Mortgagee, within a reasonable time after a request by the Mortgagor, shall execute and deliver to the Mortgagor instruments releasing from the lien of this Mortgage the specified Units (as defined in the Loan Agreement), subject, however, to each and every of the following conditions:

        (a) Construction of the Infrastructure (as defined in the Loan Agreement) shall have been completed (or bonded as required by the County of Maui) and the Mortgagor shall have submitted evidence satisfactory to the Mortgagee that final subdivision approval has been obtained and that the improvements fully comply with all ordinances, requirements, standards, and procedures of the applicable county. Such evidence may include the certification of the Mortgagor's engineer and written final approval of the completed (or bonded) subdivision improvements from the applicable governmental agents or agencies.

        (b) The Mortgagee shall not be required to give any release if a material Event of Default exists at the time of the request for the release or there has occurred an event which with notice or the passage of time or both would constitute an Event of Default.

        (c) The sale price for each Unit to be released shall be no less than the schedule of sales prices for each Unit set forth in Exhibit C to the Loan Agreement, which was submitted to and approved by the Mortgagee. Simultaneously with each release of a Unit, there shall be paid to the Mortgagee the sum required pursuant to Section 3 of the Loan Agreement.

        (d) Said releases will be executed and delivered in recordable form reasonably in advance of each closing and deposited by the Mortgagee to the escrow agent handling the closing so as not to delay the closing process. The Mortgagor will provide the Mortgagee with reasonable advance notice of Unit sales together with information concerning sales prices and terms and estimated Net Sales Proceeds as defined in the Loan Agreement. The Mortgagor will instruct escrow to forward to the Mortgagee (i) the preliminary closing statement (which the Mortgagee shall have received not less than two (2) business days prior to closing) and (ii) a final closing statement for each sale, which the Mortgagee shall receive promptly after closing, showing actual Net Sales Proceeds. As a condition of the release of each Unit becoming effective, the Mortgagee will receive, by payment from escrow, the amount of Net Sales Proceeds payable to the Mortgagee with respect to said Unit as provided in Section 3.1 (a) or (b) of the Loan Agreement, as the case may be, which amount may not be more than $200.00 less than the amount of Net Sales Proceeds shown in the preliminary closing statement unless otherwise agreed by Mortgagee.

        E.   MISCELLANEOUS PROVISIONS.

        (1) No Waiver. Any failure by the Mortgagee to insist upon the strict performance by the Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and the Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by the Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by the Mortgagor.

        (2) Security Agreement and Financing Statement. This Mortgage shall constitute a security agreement and financing statement under the Uniform Commercial Code, as enacted in Hawaii, so that the Mortgagee shall have and may enforce a security interest in any or all of that portion of the Mortgaged Properties which constitutes personal property, in addition to the mortgage lien upon the same as part of the realty. The Mortgagor will assist in the preparation of and execute from time to time, alone or with the Mortgagee, and deliver, file and/or record any financing or continuation statements, mortgages or other instruments, and do such further acts as the Mortgagee may request to establish, maintain and perfect the security interest of the Mortgagee in that portion of the Mortgaged Properties which constitutes personal property, including all renewals, additions, substitutions, improvements to the same and the proceeds thereof, and otherwise to protect the same against the rights and interest of third parties. The terms of this Mortgage shall be deemed commercially reasonable within the meaning of the Uniform Commercial Code.

        (3) Definitions. As and when used herein, unless the context suggests otherwise, the term "Mortgagee" shall include the Mortgagee and its successors, loan participants and assigns; the term "Mortgagor" shall mean the Mortgagor and Mortgagor's permitted successors and assigns; and the term "person" shall include a person, partnership, association, trust or corporation.

        (4) Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when given in accordance with the Loan Agreement.

        (5) Governing Law. This instrument shall be governed and controlled by the laws of the State of Hawaii. If any provision of this Mortgage is held to be invalid or unenforceable, such will not affect the validity or enforceability of the other provisions of this Mortgage.

        (6) Paragraph Headings. The heading of paragraphs herein are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provisions of this Mortgage.

        IN WITNESS WHEREOF, this instrument has been duly executed as of the 25th day of July, 1996.


                               MAUI USA INC.,
                               a Nevada corporation


                               By /s/Myron O.  Kirkeby
                                  Name:  Myron O.  Kirkeby
                                  Title:  President


                                   Mortgagor


STATE OF HAWAII                )
                               )   SS.
CITY AND COUNTY OF HONOLULU    )


        On this the _____ day of _________________, 19___, before me personally appeared ________________________________________ personally known to me -OR- proved to me on the basis of satisfactory evidence who, being by me duly sworn or affirmed, did say that such person(s) executed the foregoing instrument as the free act and deed of such person(s), and if applicable in the capacities shown, having been duly authorized to execute such instrument in such capacities.


                       _____________________________________
                       Notary Public, State of Hawaii
                       My commission expires:  _________________



DESCRIPTION OF ATTACHED DOCUMENT

Title or Type of Document:

Document Date:                     Number of Pages:

Signer(s) Other Than Named Above:



                                                       EXHIBIT A


PARCEL FIRST:

    All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent Grant Number 1166 to D. Baldwin, J.
F. Pogue and S. E. Bishop, Royal Patent Number 4587, Land Commission Award Number 3925-G, Apana 2 to Apolo and Royal Patent Number 4919, Land Commission Award Number 3925-M, Apana 2 to Lili) situate, lying and being at Alaeloa, Mailepai, Kahana, Mahinahina 1, 2, 3 & 4, Lahaina, Island and County of Maui, State of Hawaii, being LOT 2-A of the "M.L.&P.-N.H.L.C. SUBDIVISION", being a portion of Lot 2 of the "Kapalua - West Maui Airstrip Subdivision", and thus bounded and described:

    Beginning at a point on the southerly boundary of this parcel of land, being on the easterly side of Honoapiilani Highway, F.A.P. No. RF-030-1(5), said point being also the northwest corner of Lot 1 of the Kahana Hui Subdivision, File Plan 1708, the coordinates of said point of beginning referred to Government Survey Triangulation Station "MANINI" being 15,201.82 feet north, 9,484.08 feet west and running by azimuths measured clockwise from true south:



1.       122 degrees    44'     30"      29.40     feet along said east side of Honoapiilani Highway, F.A.P. No. RF-030-1(5);

2.       192 degrees    30'     43"    151 .67     feet along same;

3.       180 degrees    01'     56"    154 .03     feet along same;

4.       193 degrees    10'     00"    323 .68     feet along same;

5.       300 degrees    56'     00"    369 .88     feet along land owned by Pioneer Mill Ltd. and along the remainder of said
                                                   Grant 1166 to D. Baldwin, J. F. Pogue and S. E. Bishop;

6.       212 degrees    44'     30"    460 .16     feet along the same;

7.       120 degrees    55'     30"    531 .75     feet along same to a point on the east side of said Honoapiilani Highway, F.A.P.
                                                   RF-030-1(5);

8.       193 degrees    10'     00"      73.47     feet along said east side of Honoapiilani Highway, F.A.P. No. RF-030-1(5);
                          Thence along same on the arc of a curve to the right, concave easterly with a radius of 1950.00 feet, the chord azimuth and distance being:

  9.     199 degrees    18'     59"    417 .80     feet;

 10.     293 degrees    06'     00"    361 .69     feet along land owned by Pioneer Mill Ltd. and along the remainders of said
                                                   Grant 1166 to D. Baldwin, J. F. Pogue, and S. E. Bishop and said Royal
                                                   Patent 4587, Land Commission Award 3925-G, Apana 2 to Apolo;

 11.     214 degrees    25'     30"    514 .94     feet along said land owned by Pioneer Mill Ltd. and along the remainders of said
                                                   Royal Patent 4587, Land Commission Award 3925-G, Apana 2 to Apolo and Royal
                                                   Patent 4919, Land Commission Award 3925-M, Apana 2 to Lili;

 12.     300 degrees    55'     30"    250 .74     feet along said land owned by Pioneer Mill Ltd. and along the remainder of said
                                                   Royal Patent 4919, Land Commission Award 3925-M, Apana 2 to Lili;

 13.     214 degrees    25'     30"      47.00     feet along same to a point on the southerly side of Kahananui Stream;

 14.     315 degrees    38'     20"    209 .00     feet along Lot 2-B of this subdivision, along the remainders of said Royal
                                                   Patent 4919, Land Commission Award 3925-M, Apana 2 to Lili and said Grant 1166 to
                                                   D. Baldwin, J. F. Pogue and S. E. Bishop and along said southerly side of
                                                   Kahananui Stream;

 15.     303 degrees    21'     00"      42.00     feet along said Lot 2-B, along the remainder of said Grant 1166 to D. Baldwin,
                                                   J. F. Pogue and S. E. Bishop and along said southerly side of Kahananui Stream;

 16.     295 degrees    47'     00"      56.00     feet along the same;

 17.     279 degrees    09'     00"      61.00     feet along the same;

 18.     269 degrees    43'     00"      60.00     feet along the same;

 19.     322 degrees    30'     00"      55.53     feet along the same;

 20.     337 degrees    22'     00"      97.16     feet along the same;

 21.      20 degrees    00'     20"    2133.00     feet along said Lot 2-B and along the remainder of said Grant 1166 to D. Baldwin,
                                                   J. F. Pogue and S. E. Bishop;

 22.     122 degrees    44'     30"    1076.74     feet along Lots 5, 4, 3, 2 and 1 of said Kahana Hui Subdivision, File Plan 1708 and along said Grant 1166 to D. Baldwin, J. F. Pogue and S. E. Bishop to the
                                                   point of beginning and containing an area of 50.000 Acres, more or less.

     Being the premises described in Deed between 3521 CORP., a Hawaii corporation, as Grantor, and MAUI "USA", INC., a Nevada corporation, as Grantee, dated December 28, 1995, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 96-001432.

PARCEL SECOND:

     All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent Grant Number 1166 to D. Baldwin,
J. F. Pogue and S.E. Bishop; Royal Patent Number 4587, Land Commission Award Number 3925-G, Apana 2 to Apolo; and Royal Patent Number 4919, Land Commission Award No. 3925-M, Apana 2 to Lili) situate, lying and being on the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1 (5)) at Kahana, Lahaina, Island and County of Maui, State of Hawaii, being PARCEL "B", of the "MAHINAHINA PROPERTIES", being also a portion of LOT 1, of the "Kahana Nui Subdivision" (File Plan 123), and thus bounded and described as per survey of Albert S. Saiki, Registered Professional Surveyor, with R. T. Tanaka Engineers, Inc., dated May 16, 1994, to-wit:

     Beginning at a 1/2" pipe at the northwest corner of this parcel, on the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1(5)), the coordinates of said point of beginning referred to Government Survey Triangulation Station "MANINI" being 17,241.70 feet north and 8,826.97 feet west, and running by azimuths measured clockwise from true south:

                  1.      300 degrees   55'       30"      255.28         feet along the remainder of Royal Patent 4587,
                                                                          Land Commission Award 3925-G, Apana 2 to Apolo;

                  2.      210 degrees   55'       30"      57.18          feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili to
                                                                          a 1/2" pipe;

                  3.      273 degrees   41'                158.52         feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili to
                                                                          a  1/2" pipe;

                  4.      300 degrees   55'       28"      228.00         feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili to
                                                                          a  1/2" pipe;

                  5.       34 degrees   25'       30"      130.00         feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili to
                                                                          a  1/2" pipe;

                  6.      120 degrees   55'       30"      250.74         feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili,
                                                                          along Lot 2, Kahana Nui Subdivision (File
                                                                          Plan 123);

                  7.        34 degrees  25'       30"        514.94       feet along the remainder of Royal Patent 4919,
                                                                          Land Commission Award 3925-M, Apana 2 to Lili,
                                                                          and Royal Patent 4587, Land Commission
                                                                          Award 3925-G, Apana 2 to Apolo, along Lot 2,
                                                                          Kahana Nui Subdivision (File Plan 123);

                  8.      113 degrees   06'                361.69         feet along the remainder of Royal Patent 4587,
                                                                          Land Commission Award 3925-G, Apana 2 to Apolo
                                                                          and Grant 1166 to D. Baldwin, J. F. Pogue and S.
                                                                          E. Bishop to a 3/4" pipe;


         Thence, along the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1 (5)) on a curve to the right with a radius of 1,950.00 feet, the chord azimuth and distance being:

                  9.      205 degrees  45'       16"      19.63            feet;


         Thence, along the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1 (5)) on a curve to the right with a radius of 1,950.00 feet, the chord azimuth and distance being:

                 10.      206 degrees  37'       50"      40.01        feet;


         Thence, along the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1 (5)) on a curve to the right with a radius of 1,950.00 feet, the chord azimuth and distance being:

                 11.      212 degrees  51'       33"      383.34       feet to a rebar;

                 12.      218 degrees  30'                121.74       feet along the easterly side of Honoapiilani Highway
                                                                       (F.A.P. No. RF-030-1(5)) to the point of beginning and
                                                                       containing an area of 5.585 acres, more or less.

PARCEL THIRD:

     All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent Grant Number 1166 to D. Baldwin,
J. F. Pogue and S.E. Bishop) situate, lying and being on the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1 (5)) at Kahana, Lahaina, Island and County of Maui, State of Hawaii, being PARCEL "A", of the "MAHINAHINA PROPERTIES", being also a portion of LOT 6, of the "Kahana Nui Subdivision" (File Plan 123), and thus bounded and described as per survey of Albert S. Saiki, Registered Professional Surveyor, with R. T. Tanaka Engineers, Inc., dated May 16, 1994, to-wit:

     Beginning at a 3/4" pipe at the northwest corner of this parcel, on the easterly side of Honoapiilani Highway (F.A.P. No. RF-030-1(5)), the coordinates of said point of beginning referred to Government Survey Triangulation Station "MANINI" being 16,305.16 feet north and 9,292.15 feet west, and running by azimuths measured clockwise from true south:

                   1.     300 degrees    55'       30"      531.75       feet along the remainder of Grant 1166 to D. Baldwin,
                                                                         J. F. Pogue and S. E. Bishop, along Lots 3 and 4, Kahana
                                                                         Nui Subdivision (File Plan 123);

                   2.      32 degrees    44'       30"      460.16       feet along the remainder of Grant 1166 to D. Baldwin, J.
                                                                         F. Pogue and S. E. Bishop;

                   3.     120 degrees    56'                369.88       feet along the remainder of Grant 1166 to D. Baldwin, J.
                                                                         F. Pogue and S. E. Bishop, along Lot 8, Kahana Nui
                                                                         Subdivision (File Plan 123) to a 3/4" pipe;

                   4.     193 degrees    10'                322.88       feet along the easterly side of Honoapiilani Highway
                                                                         (F.A.P. No. RF-030-1 (5));

                   5.     193 degrees    10'                40.00        feet along the easterly side of Honoapiilani Highway
                                                                         (F.A.P. No. RF-030-1 (5));

                   6.     193 degrees    10'                120.00       feet along the easterly side of Honoapiilani Highway
                                                                         (F.A.P. No. RF-030-1 (5)) to the point of beginning and
                                                                         containing an area of 4.760 acres, more or less;

     Being the premises described in Limited Warranty Deed between Uhina Corp., a Hawaii corporation, as Grantor, and Maui "USA", Inc., a Nevada corporation, as Grantee, dated September 20, 1994, recorded in said Bureau as Document No. 94-175886.

SUBJECT, HOWEVER, TO THE FOLLOWING:

1. Reservation in favor of the State of Hawaii of all mineral and metallic mines.

2.   AS TO PARCEL FIRST:

     (A) GRANT in favor of the COUNTY OF MAUI, dated June 23, 1980, recorded in Liber 15033 at Page 638; granting a perpetual easement to construct, maintain, operate, repair and inspect the improvements for the Honolua Watershed Project, Kahana Basin, through, over, under and across Easement 1 hereinafter described, as per survey of Ichiro Toba, Registered Professional Land Surveyor, dated January 24, 1980, to-wit:

              HONOLUA WATERSHED PROJECT - KAHANA BASIN

                                 EASEMENT 1

          (Required for access purposes from Honolua Plantation Land Co.,
          Inc.).

          Being a portion of Grant 1166 to D. Baldwin, J. F. Pogue and
          S. E. Bishop.

          Situated at Kahananui, Lahaina, Maui, Hawaii.

          Beginning at the northwesterly corner of this easement and on the easterly side of Honoapiilani Highway, F.A.P. No. RF-030-1 (5), the coordinates of said point of beginning referred to Government Survey Triangulation Station "MANINI" being 16,770.97 feet north and 9,137.21 feet west and running by azimuths measured clockwise from true South:

1.    293 degrees    06'       00"     40.03         feet along the remainder of Grant 1166 to D. Baldwin, J. F. Pogue and
                                                     S. E. Bishop and along Easement 2;

      Thence along the remainder of Grant 1166 to D. Baldwin, J. F. Pogue and S. E. Bishop on a curve to the left with a radius of 1910.00 feet, the chord azimuth and distance being:

2.    21 degrees     20'       06.5"   278.47        feet;


3.    107 degrees    09'       17"     40.00         feet along same;

      Thence along the easterly side of Honoapiilani Highway, F.A.P. No. RF-030-1 (5) on a curve to the right with a radius of
1950.00 feet, the chord azimuth and distance being:

4.    198 degrees    02'       10.5"   60.00         feet;

      Thence along the same on a curve to the right with a radius of 1950.00 feet, the chord azimuth and distance being:

5.    202 degrees    11'       31"     222.74        feet to the point of beginning and containing an area of 11,230 square feet, more or less.


    (B) GRANT in favor of the COUNTY OF MAUI, dated June 23, 1980, recorded in said Bureau in Liber 15034 at Page 493; granting a perpetual easement to construct, maintain, operate, repair and inspect the improvements for the Honolua Watershed Project, Kahana Basin (being Easement "5" (Dam Site)), the portion of the perpetual easement affecting Lot 2-A, being more particularly described as follows:

             Beginning at the northerly corner of this easement, being on the northeasterly boundary of said Lot 2-A and on the southerly side of Kahananui Stream, the coordinates of said point of beginning referred to Government Survey Triangulation Station "MANINI" being 16,963.74 feet north, 8,271.74 feet west and running by azimuths measured clockwise from true
             South:

1.    315 degrees    38'       20"     209.00        feet along Lot 2-B of said M.L.&.P-N.H.L.C. Subdivision along the remainders of said Royal Patent 4919, Land Commission Award 3925-M,
                                                     Apana 2 to Lili and said Grant 1166 to D. Baldwin, J. F. Pogue and
                                                     S. E. Bishop and along said southerly side of Kahananui Stream;

2.    303 degrees    21'       00"     42.00         feet along said Lot 2-B, along the remainder of said Grant 1166 to
                                                     D. Baldwin, J. F. Pogue and S. E. Bishop and along said southerly side of
                                                     Kahananui Stream;

3.    295 degrees    47'       00"     56.00         feet along same;

4.    279 degrees    09'       00"     61.00         feet along same;

5.    269 degrees    43'       00"     60.00         feet along same;

6.    322 degrees    30'       00"     1.06          feet along same;

7.    80 degrees     52'       20"     130.30        feet along the remainders of said Lot 2-A and said Grant 1166 to
                                                     D. Baldwin, J. F. Pogue and S. E. Bishop;

8.    134 degrees    08'       00"     317.98        feet along same and along the remainder of said Royal Patent 4919, Land
                                                     Commission Award 3925-M, Apana 2 to Lili to a point on the easterly boundary of land owned by Pioneer Mill, Ltd.;

 9.   214 degrees    25'       30"     7.72          feet along said land owned by Pioneer Mill, Ltd., and along the remainder of said Royal Patent 4919, Land Commission Award 3925-M, Apana 2 to Lili
                                                     to the point of beginning and containing an area of 4,136 square feet, more or less.

    (C) NOTICE OF AIRPORT AND AIRCRAFT OPERATIONS dated November 26, 1984, recorded in said Bureau in Liber 18291 at Page 140, made by MAUI LAND & PINEAPPLE COMPANY, INC. ("MLP"), a Hawaii corporation; re: MLP entered into a Development Agreement with HAWAIIAN AIRLINES, INC., ("HAL"), a Hawaii corporation, for the development and construction of an airstrip, comprising approximately 50 acres, together with easements and other rights affecting adjacent lands as described in said Development Agreement between MLP and HAL.

    (D) Rights in favor of the State of Hawaii, as set forth by JUDGMENT AND DECREE dated and filed in the Circuit Court of the Second Circuit, State of Hawaii, Civil No. 3673 (1), on January 31, 1985, recorded in said Bureau in Liber 18447 at Page 6.

         Said Judgment and Decree was amended by instrument dated January 22, 1985, recorded in said Bureau in Liber 19979 at Page 731 (re-recorded in Liber 20204 at Page 551), and further amended by instrument dated August 3, 1987, recorded in said Bureau in Liber 20993 at Page 48, to-wit:

         a. Title to the property being quieted is subject to rights of native tenants as reserved by the sovereign and subsequently by Section 7 of the Act of August 6, 1850.

         b. The State reserved its right to protect historic, religious or archaeological sites, or prehistoric or historic remains found upon or under this property.

         c. The State reserves its rights to contest any survey establishing any common boundaries between State land and the lands claimed by the Defendant.

    (E) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in PRIVATE WATER SYSTEM AND ELEVATION AGREEMENT between MAUI LAND AND PINEAPPLE COMPANY, INC., and HAWAIIAN AIRLINES, INC., and the COUNTY OF MAUI and its Department of Water Supply, dated December 23, 1986, recorded in said Bureau in Liber 20250 at Page 172.

    (F) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in DEFERRAL OF SUBDIVISION REQUIREMENTS between GEORGE NUINUI KAAE, Trustee representing the Heirs of Kaae et al., and THE DEPARTMENT OF WATER SUPPLY OF THE COUNTY OF MAUI, dated October 17, 1989, recorded in said Bureau in Liber 23924, Page 329.

    (G) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in SUBDIVISION AGREEMENT (LARGE LOTS) between TRUSTEES OF THE KAHANA HUI LAND TRUST, et al., and THE COUNTY OF MAUI, dated August 24, 1990, recorded in said Bureau as Document No. 90-133064.

    (H) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in AGREEMENT TO DEFER SEWAGE IMPROVEMENTS between MAUI LAND & PINEAPPLE CO., INC., TRUSTEE OF THE KAHANA HUI LAND TRUST, and the COUNTY OF MAUI, Department of Public Works, dated August 30, 1990, recorded in said Bureau as Document No. 90-144662.

    (I) Restriction abutter's rights of vehicular access (except where access is permitted) along Honoapiilani Highway Federal Aide Project No. RF-030-1 (5) Honokowai to Alaeloa which rights were acquired by the State of Hawaii, by FINAL ORDER OF CONDEMNATION dated October 31, 1989, filed in the Circuit Court of the Second Circuit, State of Hawaii, Civil No. 3673 (1) on November 1, 1989, recorded in said Bureau as Document No. 91-057998 on May 7, 1991.

    (J) Plantation dirt road, as shown on survey map prepared by George F. Newcomer, Registered Professional Land Surveyor (License No. 2715-S) dated - - -, revised July 1, 1988 and April 24, 1990, and July 16, 1990.

    (K) MORTGAGE, SECURITY AGREEMENT AND FINANCING STATEMENT between 3521 CORP., a Hawaii corporation, "Mortgagor," and THE BANK OF BERMUDA LIMITED, a Bermuda corporation, "Mortgagee," dated February 28, 1992, and recorded in said Bureau as Document No. 92-040298, in the original principal amount of $6,000,000.00.

         Said Mortgage was amended by instrument dated March 11, 1993, and recorded in said Bureau as Document No. 93-195385, increasing the principal amount by an additional $1,500,000.00.

         Said Mortgage, as amended, was subordinated by SUBORDINATION AGREEMENT dated _____________, and recorded in said Bureau as Document No. 96- _____________.

    (L) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in UNILATERAL AGREEMENT AND DECLARATION FOR CONDITIONAL ZONING, dated August 10, 1992, recorded in said Bureau as Document
         No. 92-155436.

    (M) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained DECLARATION dated January 22, 1993, recorded in said Bureau as Document
         No. 93-027389.

         Said Declaration was amended by instrument dated March 25, 1993, recorded in said Bureau as Document No. 93-054396.

    (N) Claims arising out of rights customarily and traditionally exercised for subsistence, cultural, religious, access or gathering purposes as provided for in the Hawaii Constitution or the Hawaii Revised Statutes.

3.  AS TO PARCEL SECOND:

    (A) LEASE in favor of MAUI ELECTRIC COMPANY, LIMITED and HAWAIIAN TELEPHONE COMPANY (now known as GTE Hawaiian Telephone Company, Incorporated) dated October 13, 1967, recorded in said Bureau in Liber 5893 at Page 226; leasing and demising rights-of-way, each 25 feet in width, over, across and under said parcel for a term of 35 years from October 13, 1967, and thereafter from year to year until terminated by either the lessor or the lessees thereunder giving to the other at least three (3) months' notice in writing of its intention to terminate this lease, etc.

    (B) GRANT to the COUNTY OF MAUI, dated September 30, 1980, recorded in said Bureau in Liber 15034 at Page 472, granting a non-exclusive easement for the purpose of ingress and egress to the improvements of the Honolua Watershed Project, Kahana Basin, over and across Easement 2 (area 22,505 square feet).

    (C) GRANT to the COUNTY OF MAUI, dated September 30, 1980, recorded in said Bureau in Liber 15034 at Page 486, granting a perpetual easement to construct, maintain, operate, repair and inspect the improvements for the Honolua Watershed Project, Kahana Basin, through, over, under and across Easement 4 for dam site purposes (area 0.271 acre).

    (D) Restriction of vehicle access (except where access is permitted), into and from Honoapiilani Highway, Federal Aid Project No. RF-030-1 (5), which restriction of access was acquired by the State of Hawaii, by FINAL ORDER OF CONDEMNATION dated October 28, 1986, recorded in said Liber 20270 at Page 316.

4. AS TO PARCEL THIRD: Restriction of vehicle access (except where access is permitted), into and from Honoapiilani Highway, Federal Aid Project No. RF-030-1 (5), which restriction of access was acquired by the State of Hawaii, by FINAL ORDER OF CONDEMNATION dated October 28, 1986, recorded in said Bureau in Liber 20270 at Page 316.

5.  AS TO PARCELS SECOND AND THIRD:

    (A) The terms and provisions, including the failure to comply with any covenants, conditions and reservations, contained in DEED dated June 13, 1994, recorded in said Bureau as Document No. 94-097972.

    (B) The terms and provisions, including the failure to comply with any covenants, conditions, reservations and agreements, contained in DEED dated September 20, 1994, recorded in said Bureau as Document No. 94-175886.

    (C) The term and provisions, including the failure to comply with any covenants, conditions, reservations and agreements, contained in UNILATERAL AGREEMENT AND DECLARATION OF CONDITIONAL ZONING dated April 1, 1996, and recorded in said Bureau as Document No. 96-055439.

    (D) Claims arising out of rights customarily and traditionally exercised for subsistence, cultural, religions, access or gathering purposes as provided for in the Hawaii Constitution or the Hawaii Revised Statutes.


             TMK:  4-3-001-070 (2) - Parcel First
             TMK:  4-3-005-018 (2) - Parcel Second
             TMK:  4-3-005-016 (2) - Parcel Third